Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Epsilon Energy Ltd.

Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-269267) and Form S-8 (No. 333-232520) of Epsilon Energy, Ltd. of our report dated March 23, 2023, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO USA, LLP

March 23, 2023